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                                                                   Exhibit 99(f)

                             STOCK OPTION AGREEMENT
                             ----------------------



               STOCK OPTION AGREEMENT (this "Agreement"), between R.P. Scherer Corporation, a Delaware corporation (the "Company"), and ______________ (the "Optionee").

               WHEREAS, the Company believes that it is in the best interests of the Company to encourage stock ownership by those members of its Board of Directors (the "Board of Directors"), such as the Optionee, who are not officers, employees or employees of affiliates of the Company, and in consideration for the continuing service of the Optionee as a member of the Board of Directors, the Company and the Optionee agree as follows:

1.             OPTION TO PURCHASE SHARES.

               1.1 GRANT OF OPTION. Subject to the terms and conditions of this Agreement, the Company hereby irrevocably grants to the Optionee an option (such option and all options issued in exchange or substitution for all or part of this option are collectively referred to herein as the "Option") to purchase from the Company up to ______ shares (the "Shares") of the Company's Common stock, $0.01 par value (the "Common Stock"), for a price of $_____ per Share (the "Exercise Price"). The Option is intended to be a nonqualified option, and is not subject to the provisions of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The date of grant of this Option is
_______________.

1.2            EXERCISE OF OPTION.

               (a) The Option shall be exercisable at any time on or after ________________, in whole or in part, until the Option Termination Date (as hereinafter defined); PROVIDED, HOWEVER, that this Option may not be exercised at any time to purchase fewer than 100 Shares.

               (b) If the Optionee wishes to exercise the Option in whole or in part, the Optionee shall send a written notice in the form of Exhibit A hereto (the "Notice of Exercise") to the Company, stating that the Option or a portion thereof is thereby exercised.

               (c) Subject to Section 6.1, the Company shall deliver to the Optionee a certificate or certificates evidencing the Shares to be purchased upon exercise of the Option, or any portion thereof, as soon as practicable after receipt of the Notice of Exercise, the Purchase price (as hereinafter defined) and Withholding Taxes (as hereinafter defined).

               (d) The Option shall terminate on _______________ (the "Option Termination Date") unless it terminates earlier as provided herein.


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1.3            PAYMENTS.

               (a) PURCHASE PRICE. Any Notice of Exercise shall be accompanied by payment of an amount equal to the Exercise Price multiplied by the number of Shares being purchased (the "Purchase Price"), the payment of which shall take one of the following forms: (i) full payment in cash or by check payable to the order of the Company; (ii) through the delivery of shares issuable upon exercise of the Option having an aggregate "Fair Market Value" (as defined below) on the date of exercise equal to the Purchase Price; or (iii) a combination of the consideration provided in the foregoing clauses (i) and (ii). "Fair Market Value" of a share of Common Stock as of a given date shall be: (A) the closing price of a share of Common Stock on the principal exchange on which shares of Common Stock are then trading, if any, on the previous day, or, if shares were not traded on such previous day, then on the next preceding trading day during which a sale occurred; (B) if the Common Stock is not traded on an exchange but is quoted on National Association of Securities Dealers, Inc. ("NASD") Automated Quotation System ("NASDAQ") or a successor quotation system, (x) the last sale price (if the Common Stock is then listed as a National Market Issue under the NASD National Market System) or (y) the mean between the closing representative bid and asked prices (in all other cases) for the Common Stock on the previous day as reported by NASDAQ or such successor quotation system; (C) if the Common Stock is not publicly traded on an exchange and not quoted on NASDAQ or a successor quotation system, the mean between the closing bid and asked prices for the Common Stock, on the previous day, as determined in good faith by the Board of Directors; or (D) if the Common Stock is not publicly traded, the fair market value established by the Board of Directors acting in good faith.

               (b) WITHHOLDING TAXES. Any Notice of Exercise shall also be accompanied by full payment to the Company of all amounts which, under federal, sate or local tax law, it is required to withhold upon exercise of the Option ("Withholding Taxes"), the payment of which shall take one of the following forms: (i) full payment in cash or by check payable to the order of the Company or (ii) through the delivery of Shares issuable upon exercise f the Option having an aggregate Fair Market Value on the date of exercise equal to the Withholding Taxes; or (iii) a combination of the consideration provided in the foregoing clauses (i) and (ii).

               2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to Optionee that:

               (a) DUE AUTHORIZATION. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the exercise of the Option) have been duly and validly authorized by the Board of Directors, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.


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               (b) SHARES. All Shares, upon issuance pursuant hereto, shall be duly authorized, validly issued, fully paid and nonassessable, with no personal liability attached to the ownership thereof, shall be delivered free and clear of all claims, liens, encumbrances, security interests and charges of any nature whatsoever and shall not be subject to any preemptive right of any stockholder of the Company.

               (c) GOOD STANDING. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to execute and deliver this Agreement.

               3.  TERMINATION OF SERVICE OR DEATH OR DISABILITY.

               3.1 TERMINATION OF OPTION. Except to the extent provided in
Section 3.3, the Option, if not exercisable at the time the Optionee ceases to be a member of the Board of Directors for any reason, shall terminate at such time.

               3.2 EXERCISE OF OPTION. If the Optionee ceases to be a member of the Board of Directors for any reason other than death or "permanent disability" (as such term is defined in Section 22(e)(3) of the Code), the Option, if exercisable at that time, must be exercised (to the extent not previously exercised) within the one hundred and twenty (120) day period following termination of such directorship and prior to the Option Termination Date. Following the end of such one hundred and twenty (120) day period, the Option shall terminate.

               3.3 ACCELERATION UPON DEATH OR PERMANENT DISABILITY. If the Optionee ceases to be a member of the Board of Directors by reason of the death or permanent disability of the Optionee (each an "Acceleration Event"), the Option may be exercised in full (to the extent not previously exercised) within 180 days of the Acceleration Event and prior to the Option Termination Date, (i) after the Optionee's death by the administrators or executors of the Optionee's estate or by the person or persons to whom the Optionee's rights under the Option shall have passed by will or by the applicable laws of descent or distribution; or (ii) after the Optionee's permanent disability by such Optionee or by the Optionee's guardian or legal representative.

               4. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. In the event that the outstanding shares of Common Stock are hereafter changed into or exchanged for a different number or kind of shares of capital stock or other securities of the Company, or of another corporation, by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, stock dividend, combination of shares or otherwise, then in relation to the Common Stock that is affected by one or more of the above events, the numbers, rights and privileges of the shares of Common Stock then included in the Option shall be increased, decreased or changed in like manner as if they had been issued and outstanding, fully paid and nonassessable at the time of such occurrence; provided, however, the Company shall not be required to issue a fractional share of Common Stock and any adjustment made pursuant to this Section 4 shall be limited by deleting any fractional share.

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               5. NONASSIGNABILITY. No right granted to the Optionee under this
Agreement shall be assignable or transferable, except by will or by the applicable laws of descent and distribution. Any person or persons to whom the Optionee's rights under the Option have passed in accordance with the preceding sentence shall be subject to all terms and conditions of this Agreement. During the life of the Optionee, all rights granted to the Optionee under this Agreement shall be exercisable only by the Optionee or by the Optionee's guardian or legal representative.

6.             MISCELLANEOUS.

               6.1 RESTRICTIONS. If a Registration Statement under the Securities Act of 1933, as amended, is not in effect with respect to the Shares issuable upon the exercise of the Option, or any part thereof, then the certificates representing such Shares shall bear the following legend:

               "The shares represented by this certificate have not been registered under the Securities Act of 1933 (the "Act") and, accordingly, may not be offered, sold or otherwise pledged, hypothecated or transferred unless (A) pursuant to an effective registration statement under the Act or (B) an applicable exemption from the registration requirements of the Act is available."

               6.2 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, written and oral, between the parties with respect to the subject matter hereof.

               6.3 AMENDMENTS. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

               6.4 NOTICES. All Notices to Exercise or other notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

               If to the Company:     R.P. Scherer Corporation
                                      2075 W. Big Beaver Road
                                      Troy, Michigan 48007
                                      Attention: Secretary

               If to the Optionee:    At the address give below the Optionee's
                                      signature on the signature page hereof,


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or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

               6.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

               6.6 NO RIGHTS AS A STOCKHOLDER. Neither the Optionee nor any other person exercising this Option pursuant to Section 5 shall have any of the rights of a stockholder of the Company with respect to the Shares subject to the Option until the issuance of a stock certificate to him or her for such Shares. Except as provided in Section 4, no adjustment shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, securities or other property) for which the record date is prior to the date such stock certificate is issued.

               6.7 DEFINITION. The term "Shares," as used herein, shall also mean, to the extent applicable, any other securities or properties receivable upon exercise of the Option.

               6.8 STOCKHOLDER APPROVAL. Notwithstanding anything in this Agreement to the contrary, this Option shall not be exercisable until such time as the stockholders of the Company shall have ratified and approved this Agreement in accordance with the Company's Restated Certificate of Incorporation, as amended, the Company's By-Laws and the Securities Exchange Act of 1934, as amended, and the rules and regulation promulgated hereunder and the rules and regulations of any national securities exchange on which the Common Stock is listed or if the Common stock is not listed on an exchange but is quoted on NASDAQ, the rules and regulations of NASDAQ.

               IN WITNESS WHEREOF, the Company and the Optionee have caused this Agreement to be duly executed as of the day and year first above written.

                                             R.P. SCHERER CORPORATION


                                             By: ______________________________
                                                    Name:  ____________________
                                                    Title: ____________________

                                             [OPTIONEE]


                                             __________________________________
                                             Address of the Optionee:

                                             ___________________________

                                             ___________________________


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                            Schedule to Exhibit 99(f)

                        Director Stock Option Agreements


   DIRECTOR         NUMBER OF CARDINAL     EXERCISABLE     EXERCISE      TERMINATION
                     EXCHANGE OPTIONS         AS OF         PRICE            DATE
John Avery                11,400         January 1, 1998    $47.77     December 5, 1998

Frederick Frank           11,400         January 1, 1998    $47.77     December 5, 1998

Lori Koffman              11,400         January 1, 1998    $47.77     December 5, 1998

James Stern               11,400         January 1, 1998    $47.77     December 5, 1998

Kenneth Way               11,400         January 1, 2000    $52.89     January 1, 2007